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                                                            EXHIBIT 10.18

                              AGREEMENT AND LEASE
                               (Jackman Building)


   THIS AGREEMENT AND LEASE is entered into as of this 1st day of September, 1978 between STABILE & ASSOCIATES, a Pennsylvania limited partnership (the "Landlord"), and EDUCATION MANAGEMENT CORPORATION, a Pennsylvania corporation (the "Tenant").

   FOR and in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the said Landlord and Tenant do hereby covenant and agree as follows:

1.  LEASING CLAUSE

   The Landlord does hereby lease and grant to the Tenant, and the Tenant does hereby hire and take as Tenant from the Landlord, the Premises as defined in Paragraph 2, subject to and in accordance with all the terms and conditions of this Lease.

2.  DESCRIPTION OF THE PREMISES

   The Premises consist of the following portions of the building known as the
Jackman Building, 526 Penn Avenue, Pittsburgh, Pennsylvania 15222:   (i) the
space in the Basement presently occupied by Tenant and containing approximately 2,750 sq. ft. of space, (ii) the street level gallery area (consisting of approximately 2,756 sq. ft.), and (iii) the entire 2nd, 3rd, 4th, 5th, 6th, 7th, 8th, 9th, and 1Oth Floors, which together contain approximately 65,700 sq. ft. of space. (The aforesaid


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square footage figures are intended to be exclusive of stairwells and elevator shafts.)

3.  PURPOSES

   The Premises may be used and enjoyed for the operation of an art school and/or for any other lawful purpose.

4.  TERM OF THE LEASE

   The initial term of this Lease will begin at 12:01 A.M. on September 1, 1978 and will end at midnight on August 31, 1990, except as that period may be extended by the renewal options provided for in Paragraph 5 of this Lease or otherwise by the mutual agreement of the parties.

5.  RIGHTS OF RENEWAL

   The Tenant will have the right, at its option, to renew and to extend this Lease for a term of five (5) years beginning September 1, 1990, and ending August 31, 1995. If that first right to renew this Lease is exercised, the Tenant will have a further right, at its option, to renew this Lease for an additional term of five (5) years beginning September 1, 1995, and ending August 31, 2000. The Tenant may exercise those renewal options by giving written notice to the Landlord at least twelve (12) full months before the expiration of the then-current term. However, notwithstanding the foregoing, the Tenant's purported exercise of a renewal option will be null and void if, prior to the exercise of the renewal option by the Tenant, the Landlord has entered into a bona fide and legally binding


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agreement to sell all of the Jackman Building and the adjacent garage building owned by Landlord (known as the Penn-Sixth-Liberty Garage Building) to a third party purchaser as part of the assembly by that purchaser of all the properties within the block bounded by Penn Avenue, Sixth Avenue, Liberty Avenue and Fifth Avenue Extension, and then only if the agreement between the Landlord and the third party purchaser calls for a closing on or before the last day of the then-current term of this Lease. In the event that the exercise of a renewal option by the Tenant is null and void under the preceding sentence, the Tenant will have the right at its option to reinstate the effectiveness of the exercise of a renewal option if and when the Landlord's said agreement to sell to a third party purchaser is terminated or is not, or cannot be, effectively closed for any reason before the end of the then-current term of this Lease.
In the event of the effective exercise of the renewal options, all of the terms and conditions of this Lease will continue in effect during the period(s) of renewal, except as is otherwise specifically provided in Paragraph 6 of this Lease with respect to rental payments.

6.  RENT

     (a)  GENERAL.

     The Tenant will make monthly Rental Payments to the Landlord during the term of this Lease and any extension thereof. All Rental Payments will be made by delivery of a check payable to "Realty Growth Corporation" as agent for the Landlord,


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at the address specified in subparagraph 29(a) of this Lease.  Rental Payments will be paid in advance and without demand, on or before the tenth day of each month. Any late payment or portion thereof will bear simple interest at the annual rate of 12% until paid. The amount of each Rental Payment will be the sum of (1) the Base Rental Payment and (2) the Escalation Rental Payment.

    (b)  BASE RENTAL PAYMENTS.

    The Base Rental Payment payable by the Tenant during the initial term of this Lease will be:

                                                     Monthly Base
             Dates                                  Rental Payment
             -----                                  --------------
September 1, 1978 to April 30, 1979                   $34,903.53
May 1, 1979 to April 30, 1980                         $32,503.53
May 1, 1980 to May 31, 1980                           $33,336.86
June 1, 1980 to April 30, 1981                        $33,327.87
May 1, 1981 to August 31, 1990                        $34,094.54

    If the Tenant exercises its renewal options under paragraph 5 of this Lease, the Tenant's Base Rental Payments during the renewal periods will be:

                                                     Monthly Base
             Dates                                  Rental Payment
             -----                                  --------------
September 1, 1990 to August 31, 1995                  $44,616.67
September 1, 1995 to August 31, 2000                  $53,225.00

     (c)     ESCALATION RENTAL PAYMENTS.

     In addition to the Base Rental Payments set forth in Paragraph 6(b), beginning with the rental payment due for the month of March 1979 and continuing thereafter during the term of


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this Lease and any renewal thereof, the Tenant will pay Escalation Rental
Payments to the Landlord equal to one-twelfth (1/12th) of the net aggregate of the following amounts (provided, however, that, for the months March through August of the year during which the final expiration of the term of this Lease [as extended by the exercise of any renewal options by Tenant] occurs, Escalation Rental Payments shall equal one-sixth (1/6th) of the net aggregate of the following amounts):

          (i) 97.9% of increases or decreases (if any) in real estate taxes on the Jackman Building paid by the Landlord to the City of Pittsburgh, the Pittsburgh School District and Allegheny County during the preceding calendar year as compared to the real estate taxes paid by Landlord for the calendar year 1977 (Landlord and Tenant agree that said taxes totaled $28,382.00 for calendar year 1977);

          (ii) 100% of increases or decreases (if any) in the portion of the all risks insurance cost incurred by Landlord during the preceding calendar year in connection with Jackman Building which is properly allocable to the Premises occupied by Tenant in said building as compared to such cost as incurred by Landlord for calendar year 1977 (Landlord and Tenant agree that said cost totaled $6,572.00 for calendar year 1977);

          (iii) 100% of increases or decreases (if any) in the costs of the security services furnished to the Premises by the Landlord during the preceding calendar year


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     as compared to such costs as incurred by Landlord for calendar year 1977
     (Landlord and Tenant agree that said costs totaled $1,267.00 for calendar year 1977);

          (iv) 100% of increases or decreases (if any) in the water and sewer charges which are separately metered to the Premises occupied by the Tenant in the Jackman Building during the preceding calendar year as compared to said charges for calendar year 1977 (Landlord and Tenant agree that said charges totaled $3,109.00 for calendar year 1977);

          (v) 100% of increases or decreases (if any) in the actual net cost to the Landlord during the preceding calendar year of furnishing those portions of work required for the proper inspection, servicing, repair, maintenance and improvement of the elevators in the Jackman Building which are specifically listed in Appendix "D" to this Lease (but not the cost of any work not specifically listed in Appendix "D") as compared to $6,197.00 (the actual net cost shall exclude (1) costs incurred by Landlord for which it was reimbursed by insurance, the Tenant or third parties and (2) costs which were incurred by Landlord primarily because of negligent or intentional acts or omission of or attributable to Landlord); and

          (vi) 100% of increases or decreases (if any) in wages and benefit costs during the preceding year for the full-time Heavy Duty Cleaners, the full-time Maintenance


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     Employees, the full-time Elevator Operators and the part-time employees in these job categories provided by the Landlord to perform work at the Premises under the terms of collective bargaining agreements with Pittsburgh Local 29 of the Service Employees' International Union as compared to said wages and benefit costs for calendar year 1977 (Landlord and Tenant agree that these costs totaled $58,757.00 for calendar year
     1977).

On or before March 1, 1979 and on or before March 1 of each succeeding year during the term of this Lease and any renewal thereof, the Landlord will calculate the Escalation Rental Payments, if any, which the Tenant will pay for March and during the succeeding twelve (12) months, or until termination of the Lease, and notify Tenant in writing of the amount of those payments and the basis of calculation. Upon request of the Tenant, the Landlord will provide copies of receipts or other reasonably satisfactory documentation of the costs incurred during the preceding calendar year which were used by the Landlord to determine the Escalation Rental Payments. With the exception of the Escalation Rental Payments provided for in this subparagraph, the Landlord will not be entitled to any increase in Rental Payments on account of any cost increases incurred by it in connection with the performance of its duties and obligations under the terms of this Lease. Any special assessment levied against the Premises for the Purpose of improvements to or for the benefit of the Premises will be paid


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by the Landlord and will not be taken into account in establishing Escalation
Rental Payments.

     The parties hereto understand and agree that the Landlord shall not be entitled to Escalation Rental Payments on account of, nor to any other reimbursement for, any costs or expenses (or increases therein) which it incurs in connection with the six categories of costs and expenses listed in Clauses
(i) through (vi) of this Subparagraph 6(c) insofar as such costs and expenses (and increases therein) are incurred during or are attributable to the months January through August of the year during which the final expiration of the term of this Lease (as extended by the exercise of any renewal options by Tenant) occurs.

7.   ALTERATIONS, ADDITIONS AND IMPROVEMENTS

     (a)   INITIAL IMPROVEMENTS.

     The Landlord agrees to make, at its own expense, the improvements listed in Appendix "A" to this Lease (insofar as they apply to these Premises), in accordance with plans and specifications prepared by Klaus Associates (which plans and specifications have been approved by Landlord) and to pay for the work promptly upon the presentation of the contractor's invoices accompanied by certifications by the architect and the Tenant (or other evidence reasonably acceptable to the Landlord) that such items have been incorporated in the Premises.


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     (b)     ADDITIONAL IMPROVEMENTS.

     In addition to the Landlord's improvements referred to in subparagraph 7(a), the Landlord promptly will take care of all of the maintenance items and other responsibilities identified in Appendix "B" to this Lease (insofar as they apply to these Premises). All costs relating to said work will be borne by the Landlord. All of the improvements provided for in this subparagraph will be made in accordance with the plans and specifications prepared by Klaus Associates (which plans and specifications have been approved by Landlord).

     (c)     FUTURE TENANT IMPROVEMENTS.

     The Tenant will have the right, at its own expense, from time to time during the term of this Lease to make such nonstructural alterations, additions and changes in and to the Premises as it finds necessary or convenient to its purposes. The Tenant may, at its own expense, from time to time during the term of this Lease, make such structural alterations, additions and changes as it finds necessary or convenient to its purposes, provided the Tenant shall have first submitted to the Landlord plans and reasonably detailed specifications covering such alterations, additions and changes, the names of the architect and contractor who will carry out the work, and copies of its agreements with them, and the Landlord shall have given its consent in writing to the alterations, additions and changes and approved the architect and contractor. Such consent and approval shall not be withheld unreasonably. Any alteration, addition or


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change will be made in a good and workmanlike manner, and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws and ordinances. The alterations, additions and improvements listed in Appendix "F" to this Lease (insofar as they apply to the Premises) will be made by the Tenant in accordance with plans and specifications prepared by Klaus Associates (which plans and specifications have been approved by Landlord), will be paid for by the Tenant, and are hereby deemed to be Tenant improvements. (The improvements listed in Appendices "A," "B," and "F" are as shown on a set of 14 drawings which are listed in Appendix "E" to this Lease, copies of said drawings having been signed by the parties hereto in connection with the execution of this Lease.) Any and all alterations, additions and improvements (together with fixtures and other personal property) placed in the Premises at any time by the Tenant will be Tenant improvements and will remain the personal property of the Tenant unless otherwise determined by the mutual agreement of the parties in writing. Such alterations, additions, improvements and any personal property of the Tenant may be removed by it at any time during the term of this Lease, provided only that the Tenant will be responsible for the restoration of any structural damage or other material damage which may be caused by such removal so that the Premises are in such condition that they could be rented for a normal use of premises of this type and at a rental rate consistent with that prevailing at the time for similar premises.


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8.       UTILITIES AND OTHER SERVICES

     The Tenant will pay the costs of steam, gas, electricity and rubbish removal during the term of this Lease as soon as the same may be payable. The Landlord will pay the costs of water and sewer. The Landlord will also provide, at its expense, a central office alarm security system for the Premises, consisting of the existing system or equivalent, and other security services for the Premises as required.

9.       REAL ESTATE TAXES

     The Landlord will, during the term of this Lease, pay and discharge when due all real estate taxes assessed against the Premises.

10.      MAINTENANCE

     Except as is otherwise provided in Paragraph 12 respecting damage caused by, or attributable to, the Tenant, and except as is otherwise provided in Paragraph 14 respecting destruction of the Premises, the respective responsibilities of the Landlord and the Tenant regarding maintenance of the Premises will be as follows:

     (a)     THE TENANT'S RESPONSIBILITIES.

     The Tenant, at its expense, will be responsible for repair and maintenance of the Premises as follows:

          (i) All janitorial services and customary and ordinary maintenance to the interior of the Premises (other than as provided in subparagraph 10(b)), including


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     the replacement of fluorescent and other light bulbs and ballasts;

          (ii) Repair and maintenance of the individual heat exchangers, heat valves, air conditioning compressors and air handling units located on the various floors and exposed lateral heating and cooling pipes;

          (iii) Repair, maintenance and replacement of the following portions of the Cooling Tower installation:

              (a)     Circulation System:   the valves, the pump, the
          controls and the motor; and

              (b)     Water Tower:   the fan, the fan motor, the fan drive
          gear box, the fan control and the gate valve.

          (iv) Tenant will also provide, at its own cost (either with its own employees or by a service contract, if Tenant so elects), the services for maintaining the Cooling Tower installation which are listed in Appendix "C" to this Lease;

          (v)  Repair and maintenance of exhaust fans;

          (vi) Repair and maintenance of all toilet facilities and fixtures, including sinks, urinals, water closets, soap dispensers, faucets and valves associated therewith;


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          (vii)  Repair and maintenance of the electrical system from the main distribution panels on each floor to the points of electrical usage;

          (viii) Repair, maintenance and replacement of all floor coverings, interior wall coatings, interior wall coverings, ceiling suspension systems and ceiling tiles and coatings; provided, however, that, if damage to such items is caused by water seepage from outside windows, outside walls or the roof, Landlord shall reimburse Tenant for the cost of repairing or replacing such items;

          (ix)  Control of day-to-day operations of the steam system;

          (x)  Repair, maintenance, cleaning and replacing doors; and

          (xi) Repair, maintenance, cleaning and replacing ground level windows and interior windows and cleaning exterior windows above ground level.

     (b)     THE LANDLORD'S RESPONSIBILITIES.

     The Landlord, at its expense, will be responsible for all repairs and maintenance of the Premises not specifically made the responsibility of the Tenant under subparagraph 10(a) including, without limitation, the following items:

          (i) Repair and maintenance of the roof and of all structural portions of the Premises (including, without limitation, all stairways, floors, ceiling and walls, but not the coverings on floors, walls or ceiling);


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          (ii)  Cleaning, inspecting, servicing, repairing and maintaining the elevators so that they remain in a clean, safe and operable condition at all times, including but not limited to oiling and greasing twice monthly and including, but not limited to, the items listed in Appendix "D" to this Lease;

          (iii) Repair and maintenance of all plumbing including, but not limited to, the water and sanitary sewer lines, but not the items listed as item (vi) in subparagraph 10(a);

          (iv) Repair and maintenance of all portions of the heating, air conditioning and air handling systems other than the items to be maintained by the Tenant under items (ii), (iii), (iv) and (v) in subparagraph 10(a), including, but not limited to, the main vertical heating distribution pipes system and concealed lateral heating pipes and the main steam valve;

          (v) Repair and maintenance of the electrical system up to the main distribution panels on each floor;

          (vi)  Repair and maintenance of the exterior of the Jackman Building;

          (vii)  Transporting rubbish from the floors to the loading dock;

          (viii) Cleaning the sidewalk and removing snow and ice during the winter;


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          (ix)  Cleaning the outside area of the loading dock and the land and the alley area at the rear of the Jackman Building;

          (x) Cleaning the facilities, including the basement restroom, used by Landlord's employees;

          (xi) Locking and unlocking the building at scheduled times and arming and disarming the security system;

          (xii)  Turning the electricity on and off; and

          (xiii) Repair and maintenance (but not cleaning) of all exterior windows above the ground level; provided, however, that, if damage to such windows is caused by Tenant or Tenant's students, Tenant shall reimburse Landlord for the cost of repairing such windows.

11.      INSURANCE

     (a)     FIRE AND CASUALTY AND OTHER INSURANCE.

     The Landlord will keep the building of which the Premises are a part insured against loss or damage by those risks now covered by the all risks insurance policy presently owned by Landlord in connection with the Premises. Such insurance at all times will be in an amount sufficient to cover 90% of the cost of replacement of the building in substantially the same condition as it was when the loss occurred. The Landlord shall also provide insurance against flood damage up to the limit of $100,000.00. The Tenant will reimburse the Landlord for the


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increases in costs of such insurance insofar as that is provided for in subparagraph 6(c) of this Lease. If and to the extent to which the Landlord has a restoration obligation under Paragraph 14 of this Lease or the Premises are otherwise restored, all proceeds of such insurance will be used first to restore the Premises. The Landlord will also obtain and maintain liability insurance in the single limit of $1,000,000.00 per occurrence for bodily injury and property damage, or the loss of use thereof, to protect itself against any liability or claim which may arise on account of Landlord's activities in connection with the Premises. The all risk policy will provide that Landlord may waive its subrogation rights against the Tenant and the Landlord hereby waives subrogation rights against Tenant on that policy. Both the all risk policy and the liability insurance policy shall provide that the same may not be cancelled or materially changed by the insurer except after twenty (20) days prior written notice by the insurer to the Tenant. The Landlord will furnish certificates of insurance for these policies to the Tenant within a reasonable time after they are secured. In connection with those employees of Landlord or Landlord's agent who work at the Premises, Landlord will obtain and maintain, or cause its agent to obtain and maintain, Workmen's Compensation Insurance and employer's liability insurance.

     The Tenant may, at its option, insure (in amounts and under terms which are satisfactory to it) its personal property and the Tenant improvements located on the Premises to the extent


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that such contents and Tenant improvements are the personal property of the
Tenant and are not covered by the Landlord's insurance. Any such policies will provide that the Tenant may waive its subrogation rights against the Landlord and the Tenant hereby waives subrogation rights against Landlord on any such policies.

     (b)     LIABILITY INSURANCE.

     The Tenant will obtain and maintain at its own expense liability insurance for the Premises to protect itself against any liability or claim which may arise on account of any actionable injury on account of Tenant's activities in connection with the Premises in the single limit of $1,000,000.00 per occurrence for personal injury and property damage. The Tenant will also obtain and maintain at its own expense Workmen's Compensation Insurance in accordance with the Workmen's Compensation Act of the Commonwealth of Pennsylvania and employer's liability insurance with the limit of $100,000.00 per occurrence.
All such policies shall provide that the same may not be cancelled or materially changed by the insurer except after twenty (20) days prior written notice to the Landlord. The Tenant shall furnish certificates of insurance for these policies to Landlord within a reasonable time after they are secured.

12.      LIABILITY FOR DAMAGES

     The parties agree that each will indemnify the other for, and save the other harmless against, any and all losses, expenses, claims and/or liability for damages of any kind


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which may arise at any time (1) from any failure of the indemnifying party to fulfill the maintenance obligations imposed on it under Paragraph 10 of this Lease, (2) from any negligent act or omission of or attributable to the indemnifying party, and/or (3) from use of the Premises by the indemnifying party. The parties also agree that each will indemnify the other for, and save the other harmless against, any claims or liability for compensation under the Workmen's Compensation Act arising out of injuries sustained by any employee of the indemnifying party and/or of any licensees, contractors or subcontractors of the indemnifying party. However, except as otherwise specifically provided in Paragraphs 11 and 14 of this Lease, neither party will be liable to the other for any damage of any kind which may arise at any time from any negligent act or omission of any co-tenant, subtenant, assignor or other occupant of the building, or of any person whomsoever other than such party or those for whom it is responsible, or from any act beyond the control of such party. All subleases will require the subtenant to indemnify, defend and save the Tenant and the Landlord harmless from any and all losses, expenses, claims and/or liability for damages of any kind which may arise at any time (1) from any negligent act or omission of or attributable to the subtenant or any officer, employee, agent, contractor or invitee of the subtenant, and/or (2) use of the Premises by the subtenant, except as the Landlord may otherwise approve.


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13.      COMPLIANCE WITH LEGAL REQUIREMENTS

     (a)  GENERAL.

     Each of the parties will comply with all applicable statutes, ordinances, rules, orders, regulations and requirements of the federal, state, county and/or city governments, insofar as they may be properly applied to the respective obligations of the parties in connection with the Premises or the conduct of the parties therein. The Landlord shall be responsible for keeping the Premises in compliance at all times with all city, county, state and federal building requirements which may apply to the Premises insofar as such building requirements shall require that capital improvements be made to the Premises; provided, however, that, insofar as any such building requirement (a) shall be applicable to the Premises solely because of the use of the Premises as a school by Tenant and (b) shall require capital improvements which improve the Premises solely for use as a school (such building requirements hereinafter shall be referred to as "School Requirements"), Tenant shall be responsible for keeping the Premises in compliance with such School Requirements, subject, however, to the terms and conditions set forth below in Subparagraph (b) of this Paragraph 13.

     (b)  SCHOOL REQUIREMENTS.

          (i) Tenant shall have the right, at its sole discretion, to contest any School Requirements and to decide if, when, and to what extent it will make any capital


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     improvements to the Premises in order to comply with any School
     Requirements, and this Paragraph 13 shall not in any event create any contractual obligations to Landlord on the part of Tenant to make, or to cause to be made, any capital improvement to the Premises on account of any School Requirement; provided, however, that failure of the Tenant to make said capital improvements will not release the Tenant of its contractual obligations to pay rent and abide by the other terms and conditions of this Lease.

          (ii) If, during the initial term or any renewal period of this Lease, Tenant makes capital improvements to the Premises on account of any School Requirements and if, upon the completion of such capital improvements, the remaining portion of the then current term of the Lease (as it may have been extended at the time by the exercise of any renewal option by Tenant) will not allow Tenant sufficient time to amortize the costs of those capital improvements at a rate of $2,000 per month beginning on such completion date and continuing during such remaining term of the Lease, then Tenant shall have the right (but not the obligation) to extend the term of the Lease (and, if it so desires, also to extend the term of the Lease for the Mezzanine space in the Penn-Sixth-Liberty Garage Building) beyond the termination date of such remaining term for as many one (1) year periods as may be required to permit such costs to be fully amortized at that rate with complete


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     amortization occurring during the final year of the term of the Lease as so extended. Tenant agrees that estimates for the capital improvements will be submitted to the Landlord prior to the Tenant undertaking any such capital improvements. If the total estimated cost of the capital improvements is such that the Tenant could not amortize the cost over a period extending more than two (2) years beyond the expiration of the second renewal period, then Landlord shall have the option of terminating this Lease upon not less than ninety (90) days written notice to the Tenant unless Tenant agrees within twenty (20) days thereafter to increase its amortization schedule so as to permit complete amortization within a period not extending more than two (2) years beyond the expiration date of the second renewal period.

          (iii) If any one or more School Requirements shall require Tenant to make capital improvements to the Premises costing in the aggregate in excess of $240,000 during the initial term of this Lease or $120,000 during the first renewal period or $60,000 during the second renewal period, then Tenant shall have the option of terminating this Lease upon not less than ninety (90) days written notice to Landlord, rather than making such capital improvements. However, Landlord shall have the right (by written notice to Tenant within twenty (20) days after receipt by Landlord of a notice from Tenant of its intention


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     to terminate this Lease under the terms of the preceding sentence) to elect to continue the Lease in full force and effect during such remaining term, in which event Landlord shall share the costs of such capital improvements so that Tenant's aggregate costs for such capital improvements do not exceed $240,000 during the initial term of this Lease or $120,000 during the first renewal period or $60,000 during the second renewal period.

          (iv) If, during the initial term of this Lease, any one or more School Requirement shall require Tenant to make capital improvements to the Premises costing in the aggregate in excess of $120,000, Landlord will, at Tenant's request, pay any costs in excess of $120,000 (but Landlord shall not be required to pay more than $120,000 of excess costs) and Tenant will thereafter pay Landlord equal monthly additional rental payments over the remaining term of the Lease. Such payments shall equal the amount expended by Landlord for such excess costs divided by the number of months in the remaining term of the Lease plus interest floating at the rate of 2% above the Prime Rate.

          (v) If any School Requirement shall require Tenant to make capital improvements to the Premises which will be completed less than two
     (2) years prior to the termination date of the then current term of the Lease (as it may have been extended at the time by the exercise of any renewal option by Tenant) and the cost of such capital improvements cannot be fully amortized at the rate of $2,000 per month beginning on the completion date of the capital improvements and continuing during such remaining term, then Tenant shall have the option of terminating this Lease effective as of a termination date to be specified in that notice (which date shall not be less than ninety (90) days after the date of the written notice to Landlord), rather than making such capital improvements. However, Landlord shall have the right (by written notice to Tenant within twenty (20) days after receipt by Landlord of a notice from Tenant of its intention to terminate this Lease under the terms of the preceding sentence) to elect to continue the Lease in full force and effect during such remaining term, in which event Landlord shall contribute to the costs of such capital improvements to the extent necessary so that Tenant is able to amortize Tenant's total aggregate costs for such capital improvements at a rate of $2,000 per month beginning on the completion date thereof and continuing over the then remaining term of the lease, or any extensions thereof.

          (vi) If Tenant is required to and does make any capital improvement to the Premises by reason of School Requirements during the initial term of this Lease or during the first renewal option period without exercising its rights under this paragraph to extend the term of the Lease on account of such capital improvement and thereafter

     Landlord terminates any renewal options available to Tenant under Paragraph 5 of this Lease for the reason and in the manner set forth in that Paragraph, then Landlord shall pay to Tenant, at the time the then current term of the Lease expires, the portion of the costs of such capital improvements which actually remain unamortized by Tenant on such expiration date, it being understood that Tenant shall have begun to amortize such costs upon completion of such capital improvements at a rate of $2,000 per month. (The term "amortization", as used in this Subparagraph (b) of Paragraph 13, is not intended to refer or relate in any way to the way in which such capital improvements are treated for tax or accounting purposes by either Landlord or Tenant.)

          (vii) If Tenant exercises its rights to extend the term of the Lease pursuant to the terms of this paragraph, the Monthly Basic Rental Payments due during such extension period shall be the Monthly Basic Rental Payments for the time period applicable to such extension period which are set forth in Paragraph 6 of this Lease; however, in the event that the term of the Lease is extended beyond August 31, 2000, the Monthly Basic Rental Payments for the extension period beyond that date shall be 110% of the Monthly Basic Rental Payments applicable for the period from September 1, 1995 to August 31, 2000, plus Escalation Rentals Payments.

          (viii)  Insofar as the term "Premises" is used in this Subparagraph
     (b) of Paragraph 13, such term shall include the space leased by the Tenant from the Landlord in the Penn-Sixth-Liberty Garage Building and the cost of any capital improvements required to be undertaken by the Tenant pursuant to this Paragraph 13 on account of School Requirements shall be deemed to include the total aggregate cost of such improvements in both the Jackman Building and the Penn-Sixth-Liberty Garage Building.

14.      DESTRUCTION OF OR DAMAGE TO THE PREMISES

     If, at any time after execution hereof, the Premises are destroyed or damaged by fire or the elements or by any other cause whatsoever, the Landlord, at its expense, will restore or rebuild them promptly as nearly as practicable to the condition existing just prior to such destruction or damage and under arrangements reasonably satisfactory to the Tenant, except as is otherwise provided in the following two sentences. The Landlord shall have no obligation to restore and rebuild the Premises if the Premises are totally or substantially destroyed by a cause or event (1) which was outside the control of Landlord, (2) which is outside the usual scope of coverage of a first class fire and casualty insurance policy with extended coverage, (3) which, in fact, is outside the scope of Landlord's fire and casualty insurance policy, and (4) which results in Landlord not otherwise being able to recover its losses as a result of such destruction of the Premises from some third party or parties. If the

Premises are destroyed or severely damaged as to interfere materially with the normal use of the Premises by the Tenant during the last two years of the term of this Lease (including any renewal period if the renewal option under this Lease has been exercised), then either party may terminate this Lease as of the date of such damage or destruction by giving written notice to the other party within thirty (30) days thereafter of its election to do so, unless within such thirty (30) days the Tenant gives notice of its intention to extend the term or to renew the Lease in accordance with a renewal option provided for in Paragraph 5 of this Lease (in which case this Lease will not be terminated although notice of termination previously may have been given by the Landlord). If and to the extent to which such destruction or damage materially interferes with the normal use of the Premises by the Tenant (a) the Tenant will be entitled to a pro rata abatement of rentals and other monetary obligations of the Tenant under this Lease until the completion of the restoration and/or repair work, and (b) the Tenant will have the right at its option to terminate this Lease by the giving of written notice to the Landlord unless the parties mutually determine by their reasonable and in good faith agreement that all necessary restoration and repair work can be substantially completed within One Hundred and Eighty (180) days after the occurrence of the destruction and/or damage, and unless the Landlord proceeds diligently with and completes such restoration and repair work within One Hundred and Eighty (180) days after the occurrence of the destruction and/or damage. If the Landlord is unable to complete such restoration or repairs within 180 days because of strikes, lockouts, unavailability of materials or other conditions beyond the reasonable fault and control of the Landlord and of its contractors and agents, the time for completion will be extended by a period of time equal to the period that such condition existed, but it will not in any event be extended beyond a date which is 270 days after the occurrence of the destruction and/or damage.

15.      CONDEMNATION

     If the Premises or any substantial part thereof are condemned and taken by right of eminent domain or for public or quasi public use, or if without taking, substantial consequential damage to the Premises or this Leasehold is caused by a taking of other property, the Tenant may, at its option, cancel and terminate this Lease by the giving of written notice to the Landlord at any time within the period of ninety (90) days following the filing of a declaration of taking, in which case all unearned rent and all other charges paid by the Tenant in advance pursuant to this Lease, if any, shall be refunded to the Tenant.

16.      DEFAULT BY THE TENANT

     (a)     DEFINITION OF DEFAULT.

     The Tenant will be deemed to be in default under this Lease if and when any one or more of the following events shall occur: (i) the Tenant fails to make payment of any rent, or other charges required to be paid by the Tenant under this Lease, when due, if such default continues for a period of five (5) days after written notice by the Landlord to the Tenant specifying such default; or (ii) the Tenant fails to perform or to observe any of the other covenants or conditions of this Lease to be kept, observed or performed by the Tenant, if such default continues for a period of thirty (30) days after written notice by the Landlord to the Tenant specifying such default and if the Tenant has not begun diligent and good faith efforts to remedy such default within the thirty (30) day period and diligently continued the same thereafter; or (iii) the Tenant is adjudicated as bankrupt or makes an assignment for the benefit of creditors or has a receiver appointed for its assets, all whether voluntary or involuntary. A "material default" within the meaning of subparagraph 16(b) will be any default described in clauses (i) and
(iii) of this subparagraph, or any default described in clause (ii) of this subparagraph which may have a substantial adverse effect on the property or interest of the Landlord.

     (b)     REMEDIES OF THE LANDLORD.

     Upon the occurrence of any default by the Tenant, as defined in subparagraph 16(a), the Landlord may, at its election, (i) take appropriate corrective actions on behalf of the Tenant to remedy the default (and the Tenant hereby authorizes the Landlord to enter the Premises to remedy such default), and thereafter recover from the Tenant all costs reasonably incurred in connection therewith as additional rent; and (ii) recover, in an action at law, such damages as may reasonably have been foreseeable as a consequence of such default, including reasonable attorney's fees.

     In the event of any material default, as defined in subparagraph 16(a), the Landlord may, in lieu of the remedies provided for in the foregoing clauses (i) and (ii) of this subparagraph, at its election, terminate this Lease upon the giving to the Tenant of an additional ten (10) days written notice of its intention to do so. In that event, and unless the Tenant shall have cured the material default complained of within that ten (10) day notice period, this Lease will terminate upon the expiration of that period, and the Tenant forthwith will surrender the Premises, but will remain liable as hereinafter provided.

     Upon the termination of this Lease under this subparagraph the Landlord may, at any time thereafter, reenter and resume possession of the Premises and remove all persons and property therefrom by summary proceedings or by any suitable action at law or in equity, or by force or otherwise, without being liable for damages therefor. Reentry by the Landlord will not be deemed an acceptance or a surrender of this Lease or the Premises. The Tenant will remain liable for all rent, additional rent and other charges to be paid by the Tenant as such rent and other charges become due according to the terms of this Lease; provided however, that the Landlord agrees to use the best efforts, in good faith, to relet the Premises on reasonable terms to another tenant. If and to the extent to which the Landlord relets the Premises, or uses the same for its own purposes, at any time during the period for which the Tenant is liable under this Lease, the Tenant will be entitled to a credit against the amounts due under this Lease equal to (a) the rent and other charges paid by such other tenants reduced by the commissions and other costs reasonably incurred by the Landlord in reletting or, (b) if the Landlord is using the Premises for its own purposes, the net fair rental value of that use.

     In the event that this Lease is terminated under the provision of this subparagraph, the Tenant agrees that any sublease between the Tenant and any other person which then is in effect will automatically be assigned to the Landlord as of the effective date of such termination, unless, within five (5) days following such termination date, the Landlord notifies the Tenant of its election to refuse such assignments, or any of them; provided, however, that any rents or other charges paid to Landlord by such sublessee in accordance with the subleases then in effect will be considered as credits against the Tenant's obligation in the same manner as if they were payments by a new tenant under the preceding provision in this subparagraph.

     The remedies provided for in this paragraph will be the exclusive remedies of the Landlord for any default by the Tenant, except as may be expressly provided elsewhere in this Lease.

17.     DEFAULT BY THE LANDLORD

     (a)      DEFINITION OF DEFAULT.

     The Landlord will be deemed to be in default under this Lease if and when it shall have failed to perform or to observe any covenant or condition of this Lease to be kept, observed and performed by the Landlord. A "material default" is any default which has a substantial adverse effect on the property or interests of the Tenant. Such a default will not be deemed material for purposes of this paragraph if, within thirty (30) days after receiving notice thereof, the Landlord shall have taken appropriate and diligent corrective actions, or shall have commenced such actions and thereafter diligently pursued them.

     (b)      REMEDIES OF THE TENANT.

     In addition to the remedies provided for specifically in Paragraph 18 of this Lease, in the event of any default by the Landlord which is not material, as defined in subparagraph 17(a), the Tenant will have the right (i) after ten
(10) days notice to Landlord of its intention to do so, to take reasonable and appropriate corrective actions on behalf of the Landlord to remedy the default, and thereafter to deduct all costs reasonably incurred in connection therewith from the rental payments otherwise to be made by it under this Lease, provided, however, that no notice to Landlord shall be required if circumstances compel immediate action by Tenant; (ii) to recover such damages in action at law as may reasonably have been foreseeable as a consequence of such default by the Landlord; and

(iii) to sue for specific performance or other appropriate relief, including costs and reasonable attorney's fees. In the event of any material default by the Landlord, the Tenant, in addition to the remedies provided for above, shall have the right at its option to terminate this Lease, upon giving the Landlord an additional ten (10) days written notice of its intention to do so. In that event, and unless the Landlord shall have cured the material default complained of within that ten (10) day notice period, this Lease will terminate upon the expiration of said period, and the Tenant forthwith shall surrender the Premises.

18.      THE TENANT'S RIGHT TO MAKE PAYMENTS ON BEHALF OF LANDLORD


     In addition to any remedies provided for in Paragraph 17 of this Lease, if the Landlord fails to pay within ten (10) days after due, any installment of principal or interest on any mortgage paramount to this Lease, or any installment of taxes or assessments affecting the Premises, or fails promptly to remove any other lien or charge which reasonably could be expected to jeopardize the Tenant's immediate right to possession as hereby granted, the Tenant may after the giving of ten (10) days' prior written notice to the Landlord make such payment or effect such removal. Any such payment or removal will entitle the Tenant to be subrogated to the lien or charge of the item so paid in addition to the rights given the Tenant under this paragraph. If the Tenant makes any payment or advance or incurs any expense for the account of the Landlord, pursuant to this Paragraph 18 or to any other provision of this Lease, the Tenant will be entitled to receive prompt reimbursement thereof from the Landlord, together with interest at the rate of twelve percent (12%) per annum. The Tenant, in addition to its remedies at law, may apply such claim against any subsequent installment of rent and, if not reimbursed at the expiration of the term hereby granted or any extensions thereof, may remain in possession of the Premises until completely reimbursed.

19.      SURRENDER OF PREMISES

     Upon the termination of this Lease, the Tenant will vacate and surrender the Premises to the Landlord in good order and condition, subject only to reasonable wear and tear, and to fire and casualty damage in accordance with Paragraph 14, and to the maintenance and other obligations of the Landlord under the applicable provisions of this Lease.

20.      ATTORNMENT

     The Tenant agrees that it will attorn to any and all successors in interest to the Landlord, regardless of the manner in which such succession may arise, whether by operation of law or by voluntary or involuntary act of the Landlord or otherwise, provided only that such successors simultaneously agree to accept and to observe the obligations of the Landlord under this Lease and to assure the nondisturbance of the Tenant hereunder.

21.      QUIET ENJOYMENT

     Upon the payment of the rentals provided for in this Lease and the compliance by the Tenant with all other terms and conditions hereof, the Tenant will be entitled to the peaceable and quiet enjoyment of the Premises and of all the rights and privileges granted to it under this Lease.

22.      NAME OF THE BUILDING

     Throughout the term of this Lease, the Premises will be known and commonly identified as the "Art Institute of Pittsburgh" or by such other name as may be selected for the purposes of the Tenant from time to time with the approval of the Landlord; such approval shall not be withheld unreasonably.

23.      RIGHT OF FIRST REFUSAL TO PURCHASE THE PREMISES

     If at any time during the term of this Lease, the Landlord receives (1) a bona fide offer from any person to purchase the Jackman Building or any portion thereof, which the Landlord intends to accept, or (2) a bona fide offer from any person to purchase as a package the Jackman Building and the Penn-Sixth-Liberty Garage Building, which the Landlord intends to accept, the Landlord will send the Tenant a copy of the proposed contract and will notify the Tenant of the intention of the Landlord to accept it. The Tenant will have the right, within thirty (30) days after the delivery of that notice, to accept the terms of the said contract in its own name or in the name of a nominee, for the gross purchase price and under the terms specified in such bona fide offer, or under other terms and conditions not less advantageous to the Landlord. If the Tenant does not so elect within that thirty (30) day period, the Landlord within forty-five (45) days, may enter into a contract to sell the Premises to the proposed purchaser, provided that the sale is on terms and conditions and for a price which are essentially the same as (and are not more favorable to the Purchaser than) the terms, conditions and price set forth in the proposed contract sent to the Tenant.

24.      ASSIGNMENT AND SUBLETTING

     (a)     ASSIGNMENT OF LEASE.

     The Tenant may assign the Lease only if the consent of the Landlord is first obtained (which consent will not be unreasonably withheld), provided that
(i) the assignee under said assignment assumes all of the obligations of this Lease, (ii) the Landlord is given a signed copy of the assignment together with a signed assumption agreement by the new tenant, and (iii) the Tenant will remain liable under this Lease despite the assignment, unless Tenant satisfactorily proves to Landlord that the assignee's net worth at the time of the assignment is equal to or greater than Tenant's net worth.

     (b)     SUBLETTING.

     The Tenant may sublet all or any portion of the Premises if the written consent of the Landlord is first obtained (which consent will not be unreasonably withheld), provided that any such subletting will be subject to all of the terms and conditions hereof. Such sublettings will not release the Tenant from any of its obligations under this Lease.

     (c)     LANDLORD'S CONSENT TO ASSIGNMENTS OR SUBLETTINGS.

     The Landlord may not unreasonably withhold its consent to assignments or sublettings of this Lease. The Landlord agrees that it would not be reasonable for it to withhold its consent to any assignment or subletting in order to prevent the Tenant from realizing an appreciation in the value of Tenant's interest in the Lease. Further, the Landlord agrees that it would not be reasonable for it to withhold its consent to any assignment or subletting in order to extract additional money from the Tenant as the price for obtaining the Landlord's consent, and the Landlord specifically covenants and agrees that it will not do so. Further, the Landlord agrees that it would not be reasonable for it to withhold its consent to any assignment or subletting to prevent any of the following: (1) an assignment or subletting as part of a concession arrangement between Tenant and a third party for services intended primarily for the use and benefit of Tenant's students such as, but not limited to, the sale of books and school supplies or food and beverage services; (2) an assignment or subletting to any affiliated corporation of the Tenant; (3) an assignment or subletting of space to any person for professional or business office purposes; and (4) an assignment or subletting of space for appropriate and lawful types of wholesale or retail businesses, provided that such businesses are not in competition with the business of another existing tenant of Landlord on the Penn Avenue and Sixth Street sides of the Penn-Sixth-Liberty Garage Building.

     (d)     NO ASSIGNMENT OF SUBLEASES.

     The Tenant will not assign, pledge or otherwise encumber any interest of the Tenant in any sublease of any of the Premises or in any rentals due thereunder.

25.      CERTAIN REPRESENTATIONS

     (a)     REPRESENTATIONS BY THE TENANT.

     The Tenant represents and warrants to the Landlord that (i) it is a corporation duly organized and validly existing in good standing under the laws of Pennsylvania, (ii) this Lease has been duly authorized by all necessary corporate action on the part of the Tenant, and (iii) the execution and delivery of this Lease and the performance by the Tenant of its obligations hereunder will not conflict with any term of its articles of incorporation or by-laws.

     (b)     REPRESENTATION BY THE LANDLORD.

     The Landlord represents and warrants to the Tenant that (i) the Landlord is a duly organized and validly existing Pennsylvania limited partnership, (ii) the Landlord is the sole owner of the building of which the Premises are a part and has an unrestricted right and power to lease the premises to the Tenant under this Lease, (iii) this Lease has been duly authorized by all necessary action on the part of the Landlord, and (iv) the execution and delivery of this Lease and the performance by the

Landlord of its obligations hereunder will not conflict with any term of its partnership agreement or of any other contract or obligation of the Landlord.

26.      ELEVATOR SERVICE

     Landlord agrees to provide elevator service except on Legal Holidays and Sundays, as follows:

     Freight             1 Elevator Monday through Friday,
                         7:00 A.M. to 5:00 P.M.

     Passenger           2 Elevators Monday through Friday, 7:00 A.M.
                         to 5:00 P.M. (or to 6:30 P.M. if and when Tenant adjusts its class schedules to require such service).

                         1 Elevator Monday through Friday, 5:00 P.M. (or
                         6:30 P.M. if and when required as indicated above) to 11:00 P.M.

                         1 Elevator Saturday, 8:00 A.M. to 1:00 P.M.

     In addition, upon not less than 24 hours notice from Tenant, Landlord shall furnish elevator service at other hours provided Tenant shall pay the cost of furnishing operators for such additional hours.

27.      EMERGENCY EXITS

     Throughout the term of this Lease, the Landlord at all times will prevent the emergency exits from the Premises and from the building of which the Premises is a part and from the adjacent Garage Building from being locked, chained, or otherwise obstructed in any manner which may prevent the free passage of persons from the Premises through those exits. Tenant agrees that it will endeavor to prevent such emergency exits from being locked, chained, or otherwise obstructed in any manner.

28.      GENERAL PROVISIONS

     (a)     NOTICES.

     Any notice or communication required or contemplated in connection with this Lease will be in writing and will be conclusively deemed to have been effectively given if and when delivered or tendered in person or by certified mail return receipt requested to the appropriate party at the address set forth below (or at such other address, if any, as may be designated by such party in writing for that purpose from time to time hereafter). Neither party shall refuse delivery of any notice.

                 Landlord:                 Stabile & Associates
                                           c/o Realty Growth Corporation
                                           The Roosevelt Building
                                           Sixth and Penn Avenue
                                           Pittsburgh, Pennsylvania  15222

                 Tenant:                   Education Management Corporation
                                           300 Sixth Avenue
                                           Pittsburgh, Pennsylvania  15222
                                           Attn:  Robert B. Knutson

     (b)     CAPTIONS.

     The captions of this Lease are used only for convenience of reference and will not in any way control or affect the interpretation of any of the provisions hereof.

     (c)     INTEGRATION.

     This Lease contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or representations of any kind.
It is understood, however, that there is a separate Lease between the parties of even date with this Lease of a portion of the Building known as the Penn-Sixth-Liberty Garage Building, which is adjacent to the Jackman Building and which connects directly with these Premises in the Jackman Building.

     (d)     WAIVERS.

     The failure of the Landlord or the Tenant to insist, in any one or more instances, upon a strict performance of any of the covenants or conditions of this Lease, or to exercise any option herein contained, will not be construed or deemed to be a waiver or relinquishment for the future of such covenant, condition or option, but the same will continue and remain in full force and effect. No waiver by the Landlord or the Tenant of any provision hereof will be deemed to have been made, unless expressed in writing and signed by the Landlord or the Tenant.

     (e)     TIME OF THE ESSENCE.

     Time is of the essence of this Lease.

     (f)     ASSIGNMENT AND BINDING EFFECT.

     In the event of any proper assignment hereunder, the rights, privileges and obligations of the respective parties will inure to the benefit of and will be binding upon the parties and their respective successors and assigns, as the case may be.

     (g)     HOLDING OVER.

     If the Tenant remains in possession after the expiration of the term of the Lease, with the Lessor's acquiescence and without any distinct agreement of the parties with respect to a future extension of this Lease or its replacement by another lease, the Tenant will be a tenant-at-will, in which event there will be no renewal of this Lease by operation of law.

     (h)     APPENDICES.

     The appendices to this Lease are as follows:

                  Appendix A - 8 pages
                  Appendix B - 1 page
                  Appendix C - 2 pages
                  Appendix D - 2 pages
                  Appendix E - 1 page
                  Appendix F - 1 page

     IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

                                        LANDLORD:
WITNESS:                                STABILE & ASSOCIATES


                                        By
-------------------------------            -------------------------------

                                        TENANT
ATTEST:                                 EDUCATION MANAGEMENT CORPORATION


                                        By
-------------------------------            -------------------------------

                                   APPENDIX A
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978

PART I

     1. Replace fire stairwell doors and door frames as required throughout the Jackman Building. New panic hardware to be installed throughout.

     2. Replace restroom doors and door frames leading into one men's room and one women's room, to make them wide enough to accommodate wheelchairs of handicapped persons.

     3. Install facilities for handicapped persons in the one men's room and the one women's room referred to in Paragraph 2, above, including the installation of one wide stall, one appropriate toilet, and one suitable wash basin to serve handicapped persons in each of those two restrooms.

     4. Replace 27 deteriorated wash basins in toilet rooms of the Jackman Building.

     5. Install 30 vacuum breakers on toilets in the Jackman Building, so as to comply with all applicable health regulations.

     6.       Replace two water closets with two urinals.

     7. Install an emergency generator and associated emergency lighting facilities and exit signs throughout the Jackman Building, to comply with applicable fire regulations.


                                   APPENDIX A

     8. Install a concrete pad for generator, natural gas line, exhaust and ventilation system.

     9. Install emergency lighting facilities and exit signs for first floor lobby, mezzanine and second floor to comply with applicable fire regulations.

     10. Install panic hardware and door closer on existing B-rated fire door separating the Jackman Building and the mezzanine.

     11. Install B-rated fire door in the lower lobby ahead of the two elevator doors and at stairway entrance to the basement. Doors will be equipped with panic hardware and door closer.

     12. Extend the front stairwell down from the second to the first floor. It will be an open stairway with a B-rated fire door added at the second floor level into a reception area. The B-rated fire door will be complete with panic hardware and closer. This contract excludes any structural steel supports, if required.

     13. Remove existing front stairway between the first and second floors. Close the resulting opening with a steel and concrete floor system.

     14. The toilets on floors two, three, five, six, seven, eight, nine and ten will have seamless epoxy covering added.


                                   APPENDIX A

     15. An electrical holdback system will be added to each of the B-rated fire doors described in Items 9, 10 and 11, with the exception of the door leading to the basement. This electromagnetic system will be deactivated by the current central fire alarm system.

     16. Install rubber stair treads on the rear stairs from the first through the tenth floors.

     17. Replace the rubber stair treads on the front stairwell from the fifth floor down and add rubber to the intermediate platforms on floors one through five.

     18. Exhaust fans will be added to each of the restrooms that do not have one and the existing exhaust fans will be placed in good operating order.

     19. Seal off through the installation of B-rated fire doors and two-hour fire rated walls, the entranceways to each of the freight elevator entrances on floors two through ten.

     20.      Replace all sprinkler heads that are over 50 years old.

     21.      Replace 32 wooden framed windows in the front of the building.

     22. Install flow alarms in the sprinkler system and electrically wire it into the central alarm system.

     23. Resurface the fourth floor men's and women's rooms with new material selected by the tenant.


                                   APPENDIX A

     24. Add one fire alarm bell in the mezzanine to the Jackman Building system to meet current fire codes.

     25. Recover all steam pipes in classrooms and offices which are readily accessible to staff and students.

PART II

     1.       Patch all unnecessary openings in the rear and front stairwells.

     2.       Install additional lights in the front and rear stairwells.

     3.       Remove the electric water heater from the rear stairway.

     4.       Remove water chiller from the rear stairway.

     5. Move the fan ventilation units out of the rear stairway and install per contract documents.

     6. Paint all walls and floors of the front stairwell. Deck paint is to be added to each of the floors.

     7.       Install lighting in the first floor lobby and elevator lobby.

     8. Paint the walls of the first floor lobby in accordance with the contract documents.

     9. Remove terrazzo flooring in first floor lobby as per contract documents.

     10. Install a new ceiling in the first floor lobby as per contract documents.


                                   APPENDIX A

     11. Install new corridor lights, floors seven and eight, inclusive. Existing third floor suspended ceiling system will be repaired and lighting fixtures relocated as per blueprint detail.

     12. Paint all walls and ceilings of the corridors and both sides of the corridor doors and frames with accent colors.

     13. Add wall mounted ash receptacles throughout the facility, six per floor.

     14. Move fire alarm station to within 15 feet of the rear stair entrance on the eighth floor.

     15.      Reinstall conduit of the alarm on the eighth floor.

     16.      Paint the ceilings in accordance with the blueprint detail.

     17.      Renovate mezzanine in accordance with the blueprint detail.

     18. Add outlets on the eighth and ninth floors so that there are two operating outlets in each classroom.

     19. Move the sprinkler heads that are in the way of partitions and sprinkler lines as necessary on the eighth floor.

     20. Move the sprinkler heads below the ceiling as required on the third and fourth floors in accordance with the blueprint detail.


                                   APPENDIX A

     21. On the eighth floor, add partitions and extend the partitions to the ceiling in accordance with the blueprint detail.

     22.      On the ninth floor, add partitions as per the blueprint detail.

     23. Move the light fixtures on the ninth floor in accordance with blueprint detail.

     24.      Move the airbrush lines from the fourth to the fifth floor.

     25. Change lay-out of the third and fourth floor classrooms as per blueprint detail.

     26.      Change plumbing lines on the fourth floor as per blueprint detail.

     27. Change electrical distribution on the third and fourth floors as per blueprint detail.

     28. Change the air distribution system on the third and fourth floors as per blueprint detail.

     29. Paint and highlight classrooms on the eighth and ninth floors in accordance with blueprint detail. Paint all corridors three through ten.

     30. Plaster all wall openings of painted surfaces on floors two through ten.

     31. Plaster all ceiling openings larger than 1/2" diameter on floors three through nine.


                                   APPENDIX A

     32. Repair eighth floor acoustical ceiling with tile removed from the second floor ceiling.

     33.      Add Armstrong Seagate floor covering to Rooms 908 and 909.

     34. Add built-ins for the third and fourth floors in accordance with blueprint detail.

     35. Remove all sprinkler pipes on second floor and install new in accordance with the reflected ceiling plan in blueprint detail.

     36. Remove existing second floor partitions and install new in accordance with blueprint detail. Modify air distribution system in accordance with blueprint detail.

     37.      Paint the walls of the second floor.

     38. Replace the ceiling tile throughout the second floor, in accordance with the reflected ceiling plan in the blueprint detail.

     39. Install lighting on the second floor in accordance with the reflected ceiling plan in the blueprint detail.

     40. Install electrical outlets and switches in locations shown in the blueprint detail.

     41. Renovate gallery and marketing offices in accordance with the blueprint detail.


                                   APPENDIX A

                                   APPENDIX B
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978


     1. Insulate suspended ceiling of mezzanine; insulate duct work; and modify duct work in accordance with plans supplied by Klaus Associates. One-third of the expense is to be paid by the tenant.

     2.       Seal roof (parking ramp) of mezzanine area to stop water seepage.

     3.       Seal windows of mezzanine area to stop water seepage.

     4. Replace defective compressor in mezzanine air conditioning with a Carrier unit.

     5. Purchase back-up motor for water circulation pump to cooling tower on roof.

     6.       Repair circulation pump referred to in Item 5.

     7. Install by-pass and flow-control valves on the cooling tower system.

     8. Add a steam coil in place of the resistive heating unit on the mezzanine.

     9.       Install automatic steam valve in basement of Jackman Building.

     10.      Provide lounge for elevator operators in basement.

     11.      Purchase back-up gear box for the cooling tower.


                                   APPENDIX B

                                   APPENDIX C
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978


     The services which Tenant will provide for maintaining the Cooling Tower installation are as follows:

     1. Total start up of the cooling tower system at the start of the air conditioning season. This includes, but is not limited to, cleaning the tower and its reservoir, flushing the entire circulation system, repacking the moving parts, and adding the necessary chemicals to the system.

     2. Monthly check out of the system, including cleaning those items which show an unusual collection of debris and dirt, and lubricating all moving parts.

     3. Draining, flushing, hosing down and refilling the system with water and chemicals twice during the cooling season.

     4. Adding chemicals as required, and sending samples of the solution to a lab for verification of the proper balance at start up, after each refill, and once between each refill for a total of six tests during a season. Additionally, in-house chemical balance checks will be made five days per week during the air-conditioning season.

     5.       Changing the gear box oil twice a season.

     6. Packing the pump at the start of the season and as required during the season.


                                   APPENDIX C

     7. Total shutdown of the system at the end of the season. This includes, but is not limited to, draining and flushing the system, draining all supply lines, and disabling the automatic control device to prohibit false operation of the system.

     Tenant's maintenance responsibilities for the Cooling Tower installation will not cover the cost of any parts nor the labor to install such parts beyond the items specifically described above.


                                   APPENDIX C

                                   APPENDIX D
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978


     The costs with respect to the elevators which will be taken into account in calculating Escalation Rental Payments are limited to:

     A. The Actual cost of the inspection, adjustment and lubrication of the elevators as required, including periodical examination of all safety devices and governors, checking and equalizing tensions of all hoisting ropes, lubricating guide rails properly (except where roller guides are used) and maintaining accessory equipment.

     B. The actual cost, if required, of repairing, renewing or replacing the following:

          1.      Elevator Machine

          2.      Elevator Motor

          3.      Generator

          4.      Controller Parts

          5.      Gears

          6.      Worms

          7.      Bearings

          8.      Rotating Elements

          9.      Thrusts

          10.     Brake Magnet Coils

          11.     Brake Magnet Stators


                                   APPENDIX D

          12.     Brake Shoes and Linings

          13.     Commutators and Brushes

          14.     Windings and Coils

          15.     Contacts and Magnet Frames

          16.     Resistance for Motor and Operator Circuits

          17.     Renewing Ropes

          18.     Conductor Cables

          19. Renewing Guide Shoe Gibs or Rollers (when necessary for smooth and quiet operation)

          20. Damage to the Doors and Cabs of the Elevators if caused by Tenant or Tenant's students.


                                   APPENDIX D

                                   APPENDIX E
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978


                 The following drawings prepared by Klaus Associates show substantially all of the work listed in Appendices A, B and F to this Lease. All drawings show the number "78-6" and are dated "7-5-78." When the drawings have been revised, those revisions are indicated.

                 A1       Revised 11-17-78
                 A2A      Revised 8-23-78, 8-25-78, 9-14-78
                 A2       Revised 10-9-78, 2-22-79
                 A2E      Revised 8-8-78, 8-22-78, 8-25-78
                 A3       Revised 8-9-78, 10-23-78
                 A4       Revised 8-9-78, 9-14-78
                 A5       Revised 9-14-78
                 A6       Revised 9-14-78
                 A7       Revised 9-14-78
                 A8       Revised 9-14-78
                 A9       Revised 8-25-78, 9-14-78, 10-6-78
                 A10      Revised 10-26-78
                 A11
                 A12      Revised 8-9-78


                                   APPENDIX E

                                   APPENDIX F
                     TO LEASE BETWEEN STABILE & ASSOCIATES
                      AND EDUCATION MANAGEMENT CORPORATION
                            DATED SEPTEMBER 1, 1978


1.       Install new corridor lights, floors four, five, six and nine.

2. Remove all wooded baseboards in corridors, third floor through tenth floor, and install carpet and rubber base. (Also includes mezzanine halls.)

3. Install new lighting fixtures with individual room switches in eighth floor classrooms.

4. Install 4'x 5' homasote boards covered with material and framed in locations shown in drawing details.

5. Install tack strips in each of the rooms in the locations and quantities shown in the drawing details.

6. Furnish air conditioning for computer room in accordance with drawing detail.

7.       Install new carpeting throughout second floor.

8. Install rolling screen counter doors for security purposes in the accounting office and photo supply store.


                                   APPENDIX F

                                     - 1 -